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Exhibit 3.5

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
RITE AID CORPORATION
Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

        Rite Aid Corporation, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

        FIRST: The first paragraph of Article EIGHTH of the Corporation's Restated Certificate of Incorporation is hereby further amended to read in its entirety as set forth below:

  EIGHTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders, or any class thereof, as the case may be, it is further provided:

          1.     The management of the business and the conduct of the affairs of the corporation, including the election of the Chairman of the Board of Directors, if any, the President, the Treasurer, the Secretary, and other principal officers of the corporation, shall be vested in its Board of Directors. The number of Directors of the corporation shall be fixed by the By-Laws of the corporation and may be altered from time to time as provided therein, but in no event shall the number of directors of the corporation be less than three nor more than fifteen. A director shall be elected to hold office until the expiration of the term for which such person is elected, and until such person's successor shall be duly elected and qualified. Commencing at the annual meeting of stockholders that is held in calendar year 2009 (the "2009 Annual Meeting"), the directors of the corporation shall be elected annually for terms of one year, except that any director in office at the 2009 Annual Meeting whose term expires at the annual meeting of stockholders in calendar year 2010 or calendar year 2011 (a "Continuing Classified Director") shall continue to hold office until the end of the term for which such director was elected and until such director's successor shall have been elected and qualified. Accordingly, at each annual meeting of stockholders after the terms of all Continuing Classified Directors have expired, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such directors' successors shall have been elected and qualified. Any vacancies created in the Board of Directors through an increase in the number of directors or otherwise may be filled in accordance with the By-Laws of the corporation and the applicable laws of the State of Delaware. Election of directors need not be by written ballot. Any director, or the entire Board of Directors, may be removed, with or without cause, by the holders of a majority of the votes of capital stock then entitled to vote in the election of directors at a meeting of stockholders called for that purpose, except that Continuing Classified Directors and any director appointed to fill a vacancy of any Continuing Classified Director may be removed only for cause.

        SECOND: This amendment to the Restated Certificate of Incorporation, as amended, was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, Rite Aid Corporation has caused this Certificate to be duly executed in its corporate name this 25th day of June, 2009.

RITE AID CORPORATION
By:	/s/ MARC A. STRASSLER Marc A. Strassler Executive Vice President and General Counsel

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  Exhibit 3.5
CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF RITE AID CORPORATION Pursuant to Section 242 of the General Corporation Law of the State of Delaware